  As filed with the Securities and Exchange Commission on December 20, 2000.

                                            Registration Statement No. 333-_____
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549
                             ____________________

                                   Form S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ____________________

                             Progress Energy, Inc.
            (Exact name of Registrant as specified in its Charter)

                            411 Fayetteville Street
                      Raleigh, North Carolina  27601-1748
                                (919) 546-6111
          (Address of principal executive office, including zip code)

         North Carolina                                56-2155481

(State or other jurisdiction of         (I.R.S. Employer Identification Number)
 incorporation or organization)

          Savings Plan for Employees of Florida Progress Corporation
                           (Full title of the Plan)
                            ______________________

                             WILLIAM CAVANAUGH III
                Chairman, President and Chief Executive Officer
                           WILLIAM D. JOHNSON, ESQ.
                 Executive Vice President and General Counsel
                            411 Fayetteville Street
                      Raleigh, North Carolina  27601-1748
                                (919) 546-6111

 (Names, addresses, including zip codes, and telephone numbers including area codes, of agents for service)

                                   Copy to:

                           TIMOTHY S. GOETTEL, ESQ.
                           WELTON O. SEAL, JR., ESQ.
                               Hunton & Williams
                         421 Fayetteville Street Mall
                        Raleigh, North Carolina  27601
                                (919) 899-3094
                             ____________________

                                 CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                   Proposed maximum       Proposed maximum
  Title of securities             Amount to be      offering price            aggregate             Amount of
  to be registered /(1)/           registered       per share/(2)/       offering price/(2)/   registration fee/(2)/
---------------------------------------------------------------------------------------------------------------------
Common Stock, no par value     1,000,000 shares     $  46.09               $  46,090,000.00     $  12,169.00
=====================================================================================================================

     (1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
     (2) Estimated solely for the purpose of computing the registration fee. Calculated pursuant to Rule 457(c) of the Securities Act based on the average of the high and low prices of the Common Stock on the New York Stock Exchange on December 18, 2000.

================================================================================

                             PROGRESS ENERGY, INC.

     On November 30, 2000, Progress Energy, Inc. (formerly CP&L Energy, Inc.), a North Carolina corporation (the "Company"), became the parent and holding Company for Florida Progress Corporation ("FPC"), and FPC became a direct, wholly owned subsidiary of the Company, through the consummation of a share exchange effected pursuant to an Amended and Restated Agreement and Plan of Share Exchange, dated as of August 22, 1999, amended and restated as of March 3, 2000, by and among Carolina Power & Light Company, FPC and the Company (the "Exchange Agreement"). The Exchange Agreement provided for, among other things, a share exchange pursuant to which all shares of common stock of FPC would be exchanged for consideration consisting of (i) cash, (ii) shares of common stock of the Company and contingent rights to receive certain future cash payments or
(iii) a combination of (i) and (ii) (the "Share Exchange"). The Share Exchange was approved by the shareholders of the Company at a meeting held on August 16, 2000, and by the shareholders of FPC at a meeting held on August 17, 2000.

     The Savings Plan for Employees of Florida Progress Corporation (the "Plan") shall continue to cover, among others, employees of FPC and its subsidiaries; however, henceforth shares of stock issued in accordance with the Plan shall be shares of the Company's common stock rather than shares of FPC common stock.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents filed by Progress Energy, Inc., formerly CP&L Energy, Inc. (the "Company") with the Commission pursuant to the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference into this Registration Statement (as a result of the recent completion of the holding company restructuring of the Company and Carolina Power & Light Company, we include in the list of incorporated documents those of Carolina Power & Light Company):

     (a) Annual Report of the Company on Form 10-K for the year ended December 31, 1999.

     (b) Annual Report of Carolina Power & Light Company on Form 10-K for the year ended December 31, 1999.

     (c) Annual Report of the Plan on Form 11-K for the year ended December 31, 1999.

     (d) Quarterly Reports of the Company on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2000.

     (e) Quarterly Reports of Carolina Power & Light Company on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2000.

     (f) Current Reports of the Company on Form 8-K filed June 21, 2000, September 1, 2000, September 20, 2000, December 1, 2000 and December 4, 2000.

     (g) Current Reports of Carolina Power & Light Company on Form 8-K filed April 20, 2000, June 21, 2000, July 18, 2000, September 1, 2000 and
          December 1, 2000.

     (h) The description of the Company's Common Stock in the Company's Registration Statement on Form 8-A (File No. 001-15929) filed under the Securities Exchange Act of 1934 with respect to the Company's Common Stock, including all amendments and reports filed for the purpose of updating such description.

     In addition to the foregoing, all documents subsequently filed by (i) the Company or (ii) the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereunder have been issued or which deregisters all securities offered then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

       Not applicable.

Item 5.  Interests of Named Experts and Counsel.

       Certain legal matters regarding shares of Common Stock will be passed upon for the Company by William D. Johnson, Senior Vice President and Corporate Secretary of the Company. As of November 30, 2000, Mr. Johnson beneficially owned 27,146 shares of Common Stock.

Item 6.  Indemnification of Directors and Officers.

       Sections 55-8-51 through 55-8-57 of the North Carolina Business Corporation Act (the "NCBCA") and the Articles of Incorporation and Bylaws of the Company provide for indemnification of the registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended. The Company has insurance covering expenditures it might incur in connection with the lawful indemnification of its directors and officers for their liabilities and expenses. Officers and directors of the Company also have insurance which insures them against certain liabilities and expenses.

       As authorized by the NCBCA, and to the fullest extent permitted by it, the Company's Articles of Incorporation provide that a director of the Company will not be liable to the Company or to any shareholder of the Company for monetary damages arising from the director's breach of his or her duties as a director. The NCBCA permits these provisions, except for (i) acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with the best interests of the corporation, (ii) unlawful distributions, and (iii) any transaction from which the director derived an improper personal benefit.

       The NCBCA provides directors and officers with a right to indemnification relating to official conduct when the director or officer has been wholly successful in defense of a claim. In addition, a director or officer without the right to indemnification may apply to a court for an order requiring the corporation to indemnify the director or officer in a particular case.

       The NCBCA also authorizes a corporation to indemnify directors and officers beyond the indemnification rights granted by law. The Company's Bylaws provide that any person who is or was a director or officer of the Company and any person who at the request of the Company serves or has served as an officer or director (or in any position of similar authority) of any other corporation or other enterprise, including as an individual trustee under any employee benefit plan, will be reimbursed and indemnified against liability and expenses incurred by that person in connection with any action, suit or proceeding arising out of that person's status as a director or officer of the Company (i) if that person's acts or omissions is required, authorized or approved by any order or orders issued pursuant to the Public Utility Holding Company Act of 1935, the Federal Power Act, or any state statute regulating the Company or any of its subsidiaries by reason of their being public utility companies or subsidiaries of public utility holding companies, or any amendments to the foregoing laws, or (ii) if that person's acts or omissions were not known or believed by him or her to be clearly in conflict with the best interests of the Company.

Item 7.  Exemption from Registration Claimed.

       Not applicable.

Item 8.  Exhibits.

Exhibit No.
-----------

    4.1 Amended and Restated Articles of Incorporation of the Company, as amended and restated June 15, 2000 (incorporated by reference to Exhibit 3(a)(i) of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).

    4.2 Bylaws of the Company, as amend and restated June 15, 2000 (incorporated by reference to Exhibit 3(b)(i) of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).

    4.3   Savings Plan for Employees of Florida Progress Corporation

    4.4 Resolutions of the Investment Committee for the Savings Plan for Employees of Florida Progress Corporation adopted on November 30, 2000.

    5.1 Opinion of William D. Johnson as to the legality of the securities being registered.

    5.2 Internal Revenue Service determination letter dated June 13, 1996, to the effect that the Plan is qualified under Section 401 of the Internal Revenue Code. (incorporated by reference to Exhibit 5.(c) of the Registration Statement of Florida Progress Corporation on Form S-8 (No. 333-19037) filed with the Commission on December 31, 1996.).

    23.1  Consent of William D. Johnson (included in Exhibit 5).

    23.2  Consent of Deloitte & Touche LLP.

    23.3  Consent of PricewaterhouseCoopers LLP.

    24.1  Power of Attorney (included on signature page).

       The undersigned registrant hereby undertakes to submit the Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and will make all changes required by the IRS in order to maintain the qualification of the Plan.

Item 9.  Undertakings

       (a)   The undersigned registrant hereby undertakes:

             1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that the registrant need not file a post-effective amendment to include the information required to be included by subsection
     (i) or (ii) if such information is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

     Each director and/or officer of the issuer whose signature appears below hereby appoints William Cavanaugh III, William D. Johnson, and Timothy S. Goettel, and each of them severally, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Commission, any and all amendments, including post-effective amendments, to this Registration Statement.

                                  SIGNATURES

The Registrant

     Pursuant to the requirements of the Securities Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina on the 20th day of December, 2000.

                              PROGRESS ENERGY, INC.

                              /s/ William Cavanaugh III
                              --------------------------------------
                              William Cavanaugh III
                              Chairman, President and Chief Executive Officer

     Signature                                    Title                          Date
                                                  -----                          ----
/s/ William Cavanaugh
------------------------------              President and Chief            December 20, 2000
    William Cavanaugh III                 Executive Officer and
                                          Chairman of the Board


/s/ Peter M. Scott                    Executive Vice President and         December 20, 2000
------------------------------        Chief Financial Officer
    Peter M. Scott

/s/ Robert H. Bazemore                Controller and                       December 20, 2000
------------------------------        Chief Accounting Officer
    Robert H. Bazemore

/s/ Edwin B. Borden
------------------------------                 Director                    December 20, 2000
      Edwin B. Borden

/s/ David L. Burner
------------------------------                 Director                    December 20, 2000
      David L. Burner

/s/ Charles W. Coker
------------------------------                 Director                    December 20, 2000
     Charles W. Coker


/s/ Richard L. Daugherty
------------------------------                 Director                    December 20, 2000
     Richard L. Daugherty

/s/ Willard D. Frederick, Jr.
------------------------------                 Director                    December 20, 2000
  Willard D. Frederick, Jr.

/s/ Richard Korpan
------------------------------                 Director                    December 20, 2000
        Richard Korpan

/s/ William O. McCoy
------------------------------                 Director                    December 20, 2000
      William O. McCoy

/s/ E. Marie McKee
------------------------------                 Director                    December 20, 2000
        E. Marie McKee

/s/ John H. Mullin, III
------------------------------                 Director                    December 20, 2000
     John H. Mullin, III

/s/ Richard A. Nunis
------------------------------                 Director                    December 20, 2000
      Richard A. Nunis

/s/ Jean Giles Wittner
------------------------------                 Director                    December 20, 2000
    Jean Giles Wittner

The Plan

     Pursuant to the requirements of the Securities Act, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on December 20, 2000.

                         SAVINGS PLAN FOR EMPLOYEES OF
                         FLORIDA PROGRESS CORPORATION

                         /s/ Peter M. Scott
                         Peter M. Scott, Member of the Investment
                         Committee for the Savings Plan for Employees of Florida Progress Corporation

                                 EXHIBIT INDEX


Exhibit No.                      Description
-----------                      -----------

    4.1 Amended and Restated Articles of Incorporation of the Company, as amended and restated June 15, 2000 (incorporated by reference to Exhibit 3(a)(i) of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).

    4.2 Bylaws of the Company, as amended and restated June 15, 2000 (incorporated by reference to Exhibit 3(b)(i) of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30,
               2000).

    4.3        Savings Plan for Employees of Florida Progress Corporation

    4.4 Resolutions of the Investment Committee for the Savings Plan for Employees of Florida Progress Corporation adopted on November 30, 2000.

    5.1 Opinion of William D. Johnson as to the legality of the securities being registered.

    5.2 Internal Revenue Service determination letter dated June 13, 1996, to the effect that the Plan is qualified under Section 401 of the Internal Revenue Code. (incorporated by reference to Exhibit 5.(c) of the Registration Statement of Florida Progress Corporation on Form S-8 (No. 333-19037) filed with the Commission on December 31, 1996.).

    23.1       Consent of William D. Johnson (included in Exhibit 5).

    23.2       Consent of Deloitte & Touche LLP.

    23.3       Consent of PricewaterhouseCoopers LLP.

    24.1       Power of Attorney (included on signature page).